Exhibit 99.4

AMENDMENT NO. 3 TO
TENAX THERAPEUTICS, INC.
1999 AMENDED STOCK PLAN

This Amendment No. 3 (the “Amendment”) to the Tenax Therapeutics, Inc. (formerly Oxygen Biotherapeutics, Inc.) 1999 Amended Stock Plan is made on August 10, 2015, effective as of the time provided below.

WHEREAS, Tenax Therapeutics, Inc. (the “Company”) has heretofore adopted the Tenax Therapeutics, Inc. 1999 Amended Stock Plan, as subsequently amended (the “Plan”);

WHEREAS, the Company has previously changed its name to Tenax Therapeutics, Inc. from Oxygen Biotherapeutics, Inc.; and

WHEREAS, the Board of Directors of the Company has approved the Amendment contingent upon the approval of the Amendment by the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 13(a) of the Plan, the Plan is hereby amended as follows, effective as of such time as the Amendment is approved by the stockholders of the Company:

Section 4(a) of the Plan is amended by deleting “4,000,000 (after giving effect to the Company’s 1-for-20 reverse stock split of its Common Stock on May 10, 2013)” in the first sentence thereof and replacing it with “5,000,000.”

All references in the Plan to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan are hereby deleted and replaced with Tenax Therapeutics, Inc. 1999 Amended Stock Plan and henceforward, the Plan shall be referred to as the Tenax Therapeutics, Inc. 1999 Amended Stock Plan.

Except as expressly amended hereby, all provisions of the Plan shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

The Amendment shall have no effect until such time as it is approved by the stockholders of the Company.

The provisions of the Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware.